Exhibit 99.1

News Release

MMC NAMES DAVID SPILLER CHIEF EXECUTIVE OFFICER OF GUY CARPENTER

Sal Zaffino to Continue as Chairman

NEW YORK, NEW YORK, June 13, 2006 — Marsh & McLennan Companies, Inc. (MMC) today announced that David Spiller, President of Guy Carpenter & Company, Inc., MMC’s global risk and reinsurance specialty business, has been appointed to the position of Chief Executive Officer of Guy Carpenter, effective July 1.

Mr. Spiller, 50, has served as President of Guy Carpenter and a member of the firm's Executive Committee and Management Board since January 2006. As CEO, he will be responsible for the day-to-day operations of Guy Carpenter worldwide and will report directly to Michael G. Cherkasky, President and Chief Executive Officer of MMC.

Salvatore D. Zaffino, the current Chief Executive Officer of Guy Carpenter, will continue as Chairman. Mr. Zaffino, 60, will continue to advise Mr. Spiller and the firm’s leadership team on strategic business issues, and will work closely with senior management on select account activities. Mr. Zaffino will also continue to serve as Chairman of Reinsurance Solutions International, LLC, a wholly-owned subsidiary of Guy Carpenter.

Mr. Cherkasky said: “Since joining Guy Carpenter in January, David Spiller has proven himself to be both a visionary leader and a quick study. Under his leadership, the firm plans to grow by leveraging Guy Carpenter’s best-in-class risk advisory services, program analytics, placement capabilities and specialized market and qualitative expertise.

“Guy Carpenter’s leadership position in the marketplace and strong performance will play an important role for MMC as we draw on the unique combination of services and expertise across the company to deliver solutions that address the myriad risks our clients face. We fully expect David to build on Guy Carpenter’s strong platform as he leads the firm into the future.”

Before joining Guy Carpenter in January 2006, Mr. Spiller was Chief Executive Officer of Benfield Ltd. in London where he was responsible for all business outside of the United States. Mr. Spiller joined Benfield through its merger with Greig Fester Group, which he joined in 1979. He also chaired the London Market Brokers' Committee from 2004 to 2006.

MMC is a global professional services firm with annual revenues of approximately $12 billion. It is the parent company of Marsh, the world's leading risk and insurance services firm; Guy Carpenter, the world’s leading risk and reinsurance specialist; Kroll, the world’s leading risk consulting company; Mercer, a major global provider of human resource and specialty consulting services; and Putnam Investments, one of the largest investment management companies in the United States. Approximately 55,000 employees provide analysis, advice, and transactional capabilities to clients in over 100 countries. Its stock (ticker symbol: MMC) is listed on the New York, Chicago, Pacific, and London stock exchanges. MMC's website address is www.mmc.com.

This press release contains “forward-looking statements,” as defined in the Private Securities Litigation Reform Act of 1995. These statements, which use words like “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “should” and similar terms, express management’s current views concerning future events or results. For example, we may use forward-looking statements when addressing topics such as: future actions by our management or regulators; the outcome of contingencies; changes in our business strategy; changes in our business practices and methods of generating revenue; the development and performance of our services and products; market and industry conditions, including competitive and pricing trends; changes in the composition or level of MMC’s revenues; our cost structure; the impact of acquisitions and dispositions; and MMC’s cash flow and liquidity.

Forward-looking statements are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include:

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the economic and reputational impact of: litigation and regulatory proceedings brought by federal and state regulators and law enforcement authorities concerning our insurance and reinsurance brokerage and investment management operations (including the complaints relating to market service agreements and other matters filed by, respectively, the New York Attorney General’s office in October 2004, the Connecticut Attorney General’s office in January 2005 and the Florida Attorney General’s office and Department of Financial Services in March 2006, and proceedings relating to market-timing matters at Putnam); and class actions, derivative actions and individual suits filed by policyholders and shareholders in connection with the foregoing;

•	the extent to which we are able to replace the revenues we previously derived from contingent commissions, which we eliminated in late 2004;
•	our ability to retain existing clients and attract new business, particularly in our risk and insurance services segment, and our ability to continue employment of key revenue producers and managers;
•	period-to-period revenue fluctuations relating to the net effect of new and lost business production and the timing of policy inception dates;
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the impact on our commission revenues of changes in the availability of, and the premiums insurance carriers charge for, insurance products, including the degree and timing of the impact of 2005 hurricanes on reinsurance premium rates;

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the actual and relative investment performance of Putnam’s mutual funds and institutional and other advisory accounts, and the extent to which Putnam reverses its recent net redemption experience, increases assets under management and maintains management and administrative fees at historical levels;

•	our ability to implement our restructuring initiatives and otherwise reduce expenses;
•	the impact of competition, including with respect to pricing and the emergence of new competitors;
•	the impact of increasing focus by regulators, clients and others on potential conflicts of interest, particularly in connection with the provision of consulting and investment advisory services;
•	changes in the value of MMC’s investments in individual companies and investment funds;

•	our ability to make strategic acquisitions and to integrate, and realize expected synergies, savings or strategic benefits from, acquired businesses;
•	our exposure to potential liabilities arising from errors and omissions claims against us;
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our ability to meet our financing needs by generating cash from operations and accessing external financing sources, including the potential impact of rating agency actions on our cost of financing or ability to borrow;

•	the impact on our operating results of foreign exchange fluctuations; and
•	changes in the tax or accounting treatment of our operations, and the impact of other legislation and regulation in the jurisdictions in which we operate.

MMC cautions readers not to place undue reliance on its forward-looking statements, which speak only as of the dates on which they are made. MMC undertakes no obligation to update or revise any forward-looking statement to reflect events or circumstances arising after the date on which it is made. Further information concerning MMC and its businesses, including information about factors that could materially affect our results of operations and financial condition, is contained in MMC’s filings with the Securities and Exchange Commission.